NEWS RELEASE
                                  ------------
First Commercial Corporation
200 First Commercial Building
Little Rock, Arkansas 72203

                                         For additional information contact:
                                            Lynn Wright
                                            Chief Financial Officer
                                            (501)371-7142


NASDAQ Symbol "FCLR"
In Newspaper Stock Tables Generally "FTCmmcl" or "FstCommclCp"
Price as of June 30, 1995:   Bid $25 1/4   Ask $25 1/2



                             FOR IMMEDIATE RELEASE
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      FIRST COMMERCIAL MORTGAGE ACQUIRES $5 BILLION IN SERVICING RIGHTS
                       FROM RESOLUTION TRUST CORPORATION

    LITTLE ROCK, AR (June 30, 1995) - William Roehrenbeck, chairman and chief executive officer of Little Rock-based First Commercial Mortgage Company

(FCMC), a wholly owned subsidiary of First Commercial Bank, Little Rock,

announced today that FCMC has executed a purchase and sale agreement to acquire servicing rights and other assets from the former National Home

Mortgage Company (NHMC)  located in San Diego, California.  The sale of NHMC servicing was conducted by the Resolution Trust Corporation (RTC), who had assumed ownership of NHMC two years ago.


    Under terms of the agreement, FCMC will acquire approximately $5 billion in loan servicing rights and certain other assets from the RTC, represented by over 60,000 mortgages held on properties throughout the United States.








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    "We view this as a strategic opportunity that comes along once in a lifetime," noted Jack Fleischauer, Jr., president and chief executive officer of First Commercial Bank.  "We have always been an active player in the mortgage servicing arena, but rarely does such an attractive package come along.  At a time when our community is being negatively impacted by consolidations in the banking industry, First Commercial's acquisition program is creating opportunities for the people of Central Arkansas."


    Mr. Roehrenbeck added that this represents the largest servicing acquisition in FCMC's history.  "This is a significant event in the history of our Company.  Once completed, this transaction will bring FCMC's total servicing portfolio to over $8.5 billion and 140,000 loans.  When we decided years ago to move in this strategic direction, I don't think any of us realized just how much potential there would be in the mortgage servicing business.  Our leadership has shown considerable vision over the years in aggressively pursuing this line of business.  We are now reaping the rewards of having a first class mortgage servicing operation in Central Arkansas that is recognized nationally for its people, professionalism and growth."


    The transaction is expected to close the latter part of August.  Bank officials noted that the acquisition will not have a material impact on earnings per share in 1995.  Projected earnings impact beyond 1995 has not been finalized.











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    This marks FCMC's third servicing acquisition in 1995.  Earlier in the year it acquired $200 million in servicing rights and a mortgage origination office in Tulsa, Oklahoma.  FCMC is also under a letter of intent to acquire

$300 million in servicing rights in Florida.


    Mortgage servicing is generally defined as the administration of a mortgage loan and includes collecting monthly payments and penalties on late payments, keeping track of the amount of principal and interest that has been paid at any particular time, acting as escrow agent for funds to cover taxes and insurance, and, if necessary, curing defaults.


    First Commerical Mortgage Company offers mortgage financing in Arkansas,

Tennessee, Mississippi, Oklahoma and Texas, and conducts mortgage servicing on a nationwide basis.  It is a wholly owned subsidiary of First Commercial Bank,

N.A., the largest bank within the First Commercial Corporation family of community banks.